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                    CONFIDENTIALITY AND NONCOMPETE AGREEMENT

         This Confidentiality and Noncompete Agreement is entered into as of the ______ day of ____________, 199__, between ___________________
("Shareholder"), and Central Parking Corporation, a Tennessee corporation ("Purchaser") and ________________, a New York corporation (the "Surviving Corporation").

         WHEREAS, Purchaser, Square Industries, Inc., a New York corporation (the "Company"), and Central Parking System -- Empire State, Inc., a New York corporation and a wholly-owned subsidiary of the Purchaser ("Merger Sub") entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 6, 1996 pursuant to which Company will merge with and into Merger Sub with Company surviving as a wholly owned subsidiary of Purchaser;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements made herein and in the Merger Agreement, the Offer Price, the Merger Consideration and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound thereby, agree as follows:

         1.      Non-Compete.

                 (a) Shareholder recognizes and acknowledges that all information pertaining to the parking ownership and management business of the Company, Purchaser and Surviving Corporation (the "Business") and the related affairs, clients, customers or other relationships of Company, Purchaser and Surviving Corporation that is not generally known to the real estate or parking industries or to the public generally is confidential and is a unique and valuable asset of Purchaser and Surviving Corporation. Access to and knowledge of this information were and are essential to the performance of Surviving Corporation's operation. Shareholder will not give to any person, firm, association, or governmental agency any information concerning the affairs, business, clients, customers or other relationships of Purchaser, Company or Surviving Corporation except as required by law. Shareholder will not make use of this type of information for its own purposes or for the benefit of any person or organization other than Surviving Corporation. Shareholder shall use its best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the Business which is deemed confidential hereunder whether made by Company, Shareholder or otherwise coming into its possession will remain the property of Surviving Corporation.
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                 (b)       Shareholder hereby covenants and agrees with
Purchaser and Surviving Corporation that, during the "NONCOMPETE PERIOD" and within the "NONCOMPETE AREA," it shall not directly or indirectly: (i) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any parking business or business that provides any services competitive with the services provided by the Business; (ii) solicit for employment or employ any nonclerical person who at Closing or thereafter became an employee of Purchaser or Surviving Corporation unless such person is no longer employed by Purchaser or Surviving Corporation for at least six (6) months; or (iii) with respect to any customer, supplier or property owner with whom Purchaser or Surviving Corporation contracts in connection with the Business, either solicit the same in a manner that reasonably could adversely affect Purchaser or Surviving Corporation, or make statements to the same that disparage Purchaser or Surviving Corporation or its operations in any way. The "NONCOMPETE PERIOD" shall commence at Closing and terminate on the fifth anniversary thereof. The "NONCOMPETE AREA" shall mean a fifty (50) mile radius of each location from which the Business of Company is operated as of Closing. Ownership of less than five percent (5%) of the stock of a publicly-held company shall not be deemed a breach of this covenant. Provided; however, nothing in the Agreement shall prohibit Shareholder from engaging in the activities disclosed on Exhibit 1 attached hereto.

                 (c) In the event Purchaser or Surviving Corporation materially breaches that certain Consultancy Agreement dated ____________, 199__, between Purchaser and Shareholder, then paragraph 1(b) of this Agreement shall terminate and be of no further force and effect. [THIS PROVISION WOULD BE IN LOWELL'S AND SANFORD'S AGREEMENTS ONLY]

         2.      Enforcement.

                 (a) Shareholder acknowledges that its breach or threatened or attempted breach of any provision of Section 1 would cause irreparable harm to Purchaser or Surviving Corporation not compensable in monetary damages and that Purchaser and Surviving Corporation shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of
Section 1. Nothing herein contained shall be construed as prohibiting Purchaser or Surviving Corporation from pursuing any other remedy available to it for such breach or threatened breach.

                 (b) All parties hereto acknowledge the necessity of protection against the competition of Shareholder and that the nature and scope of such protection as been carefully considered by the parties. The period provided and area covered are expressly acknowledged and agreed to be fair, reasonable and necessary. In the event any covenant contained in Section 1 is held to be invalid, illegal or unenforceable because of the duration of such covenant, the geographic area covered thereby or otherwise, the parties agree that the court making such determination shall have the power to reduce the duration, the area and/or other provision(s) of any such covenant to the maximum permissible and to include





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as much of its nature and scope as will render it enforceable, and, in its reduced form said covenant shall be valid, legal and enforceable.

         3. No Agency. Shareholder shall have no right, authority or power to act for or on behalf of Surviving Corporation.

         4. General Assistance. Shareholders will furnish information as may be in its possession and cooperate with Surviving Corporation as may be requested in connection with any claims or legal actions in which Surviving Corporation is or may become a party.

         5. Assignment; Successors and Assigns. The obligations of Shareholder hereunder are personal in nature and are not assignable or delegable by it. Any prohibited assignment or delegation will be null and void. Purchaser or Surviving Corporation may assign and delegate this Agreement to a successor of substantially all of its business assets or to a party involved in the parking industry. The provisions hereof shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

         6. Governing Law. This Agreement shall be interpreted under, subject to and governed by the substantive laws of the State of Tennessee, and all questions concerning its validity, construction, and administration shall be determined in accordance thereby.

         7. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

         8. Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

         9. Exclusiveness. [SUBJECT TO PROVISION OF SECTION 1(C),] this Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, oral or written, between the parties. [BOLD LANGUAGE FOR LOWELL'S AND SANFORD'S AGREEMENTS ONLY]


         10. Modification; Waiver. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver





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shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

         11. Arbitration. Any dispute among the parties hereto shall be settled by binding arbitration in Nashville, Tennessee in accordance with the then effective rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its costs from the opposing party, including reasonable legal fees and expenses.

         12. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

                 (a) If to Purchaser or Surviving Corporation, c/o Central Parking, Central Parking Corporation at 2401 21st Avenue South, Suite 200, Nashville, TN 37212, Attention: Chairman, or at such other address as may have been furnished to Shareholder by Purchaser or Surviving Corporation in writing; or

                 (b)      If to Shareholder, at ______________________________
or such other address as may have been furnished to Purchaser or Surviving Corporation by Shareholder in writing.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


CENTRAL PARKING CORPORATION

                                               --------------------------------

By:
        ---------------------------

Title:
        ---------------------------




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                                   EXHIBIT 1
                      EXCLUSIONS FROM NONCOMPETE AGREEMENT


                 1. Shareholder may acquire, own and lease real estate used in the Business in the Noncompete Area, provided that Central Parking Corporation is offered right of first refusal to operate or manage parking located thereon unless the real estate is subject to an existing agreement at the time of the acquisition, in which case, Central Parking Corporation's right of first refusal will be delayed until the termination of such existing agreement

                 2. Shareholder may broker real estate located in the Noncompete Area, provided Central Parking Corporation is offered right of first refusal to manage parking located thereon unless the real estate is subject to an existing agreement at the time of the acquisition, in which case, Central Parking Corporation's right of first refusal will be delayed until the termination of such existing agreement


                 3. Shareholder may continue to own and lease real estate currently owned or leased by Shareholder within the Noncompete Area with parking operations, provided that Central Parking Corporation is offered right of first refusal to operate or manage parking located thereon. The parties acknowledge that the currently owned properties consist of the following:

                          Location                     City/State

                 206 E. 59th Street                    New York/NY
                 135 Sip Avenue                        Jersey City/NJ
                 801 Pavonia                           Jersey City,/NJ
                 275 Washington Street                 Boston/ MA
                 421 North Seventh Street              Philadelphia/PA
                 20th and Market Street                Philadelphia/PA

For purposes of this Confidentiality and Noncompete Agreement, Central Parking shall notify Shareholder of its intention to exercise its right of first refusal as provided in paragraphs 1, 2 or 3 above within fifteen (15) business days of its receipt of notice of such right.





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